Participant Name: ###PARTICIPANT_NAME###
Employee Number: ###EMPLOYEE_NUMBER###
Grant Name: ###GRANT_NAME###
Grant Date: ###GRANT_DATE###
Total: ###TOTAL_AWARDS###
Acceptance Date: ###ACCEPTANCE_DATE###

Notice of Grant Of Restricted Stock Units Award	T. Rowe Price Group, Inc. ID: 52-2264646 100 E. Pratt Street Baltimore, MD 21202 USA

On ###GRANT_DATE### (the Grant Date), T. Rowe Price Group, Inc. (Price Group) granted you the above listed restricted stock units pertaining to Price Group common stock (the “Stock Units”) as a performance-based restricted stock unit award under Price Group’s 2020 Long-Term Incentive Plan (the “Plan”). The closing price of Price Group common stock on the Grant Date was ###MARKET_PRICE_AT_TIME_OF_GRANT### per share. This grant is intended to be a Performance Award as defined in the Plan. On vesting, the Stock Units earned convert to shares of Common Stock, as described in the Plan.

Performance Threshold: Price Group's operating margin (“OM”) for the three-year period measured from January 1, 2021 through December 31, 2023 (the “Performance Period”) is at least 50% of the average operating margin of the Peer Companies for the same period, subject to adjustment as described in the Statement of Additional Terms (the “Industry Average Margin”). Operating margin for Price Group and any Peer Company will be determined by dividing total net operating income by total revenues for the Performance Period, as reported in the consolidated financial statements filed with the Securities and Exchange Commission or, if the financial statements are not available for a Peer Company at the time of determination, as otherwise disclosed in a press release by the Peer Company; in each case as adjusted to exclude the effects of goodwill impairment, the cumulative effect of changes in accounting policies or principles, and gains or losses from discontinued operations, as each is reflected on the face of or in the notes to the relevant financial statements. For this purpose, the Peer Companies are the entities listed below, and the determination of the Industry Average Margin is subject to adjustment as described in the Plan.

•Affiliated Managers Group, Inc.	•Federated Investors, Inc.	•Janus Henderson
•AllianceBernstein Holding LP	•Franklin Resources, Inc.
•BlackRock, Inc.	•Invesco Ltd.

The Executive Compensation and Management Development Committee of Price Group’s Board of Directors will determine, within 60 days after the close of the Performance Period, the extent to which the Performance Threshold has been achieved. Stock Units eligible to be earned according to the vesting schedule below will be determined as follows:

Price Group’s OM for the Performance Period as a percentage of the Industry Average Margin	Percentage of Stock Units Granted that are Earned
≥100%	100%
≥90%, but <100%	90%
≥80%, but <90%	80%
≥70%, but <80%	70%
≥60%, but <70%	60%
≥50%, but <60%	50%
<50%	0%

Vesting Schedule:
Except as otherwise provided in the Plan, so long as your Service with Price Group and/or its affiliates is continuous from the Grant Date through any Vesting Date below, you will vest in the corresponding percentage of the Stock Units earned (as determined in the table above) and they will be converted to shares of Common Stock.

###VEST_SCHEDULE_TABLE###

The Plan describes additional circumstances under which you may earn the Stock Units. Notwithstanding the post-termination vesting provisions contained in Section 7(p) of the Plan, if you voluntarily terminate your employment on or after December 31, 2022, but before satisfying any one of the more generous post-termination vesting provision contained in Section 7(p) of the Plan, you will continue to vest in the non-forfeited, unvested Stock Units that will vest in the two tranches vesting in the two calendar years immediately following your Termination of Service, as that term is defined in the Plan, provided you do not engage in any “prohibited actions” as described in Section 7(p) and defined in the Plan during the two-year, post-termination vesting period. All other provisions of the Plan shall apply to this grant.

Your participation in our stock-based compensation program recognizes that you play a key role in the long-term success of Price Group and affords you the opportunity to participate alongside our other stockholders in that success.

By accepting the grant online, you acknowledge that you have been provided, have read and agree to be bound by the 2020 Long-Term Incentive Plan document under which this grant has been made and the prospectus for the 2020 Long-Term Incentive Plan, both of which are attached to this agreement. You also consent to the electronic delivery, via email, posting on Price Group’s Web site, Shareworks Participant Portal or the Web site of any third party vendor that provides stock plan administrative services to Price Group, of this Notice, and all future notices or other information with respect to this grant, the 2020 Long-Term Incentive Plan, and the common shares of Price Group. You may receive from the Company, at no cost to you, a paper copy of any electronically delivered documents by contacting the Payroll and Stock Transaction Group in the CFO-Finance Department in Owings Mills, Maryland -Owings Mills office or by telephone, at 410-345-7716, option 2.
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